Exhibit 10.2

AMENDED & RESTATED CONSULTING AGREEMENT

This AMENDED & RESTATED CONSULTING AGREEMENT (this “Agreement”) is entered into effective as of September 1, 2018 by Synthesis Energy Systems, Inc., a Delaware corporation (“SES”), with a place of business at Three Riverway, Suite 300, Houston, Texas 77056, and Henmead Enterprises, Inc. (“Consultant”), with a place of business at 784 Park Avenue, New York, New York 10021.

WHEREAS, Harry Rubin, the sole member of the Consultant, currently serves as a director of SES;

WHEREAS, Mr. Rubin has agreed, in his capacity as a member of the board of directors, to take a lead role in the discussions and negotiations of certain transactions, including assisting management in attempting to reach a definitive agreement (the “Services”); and

WHEREAS, because of the significant extra time and work involved for Mr. Rubin, SES desires to enter into a consulting agreement with Mr. Rubin pursuant to which he will be compensated for additional services that he performs for SES in his capacity as a director in connection with such transactions.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                 Nature of Services. Consultant will generally provide the Services, including such other related matters as specifically requested by the President and Chief Executive Officer of SES (the “CEO”).

2.                 Term and Termination. SES hereby engages and retains Consultant as a consultant, and Consultant hereby accepts the engagement, beginning on the date of this Agreement and continuing on a month-to-month basis after the date hereof. SES or Consultant may terminate this Agreement at any time upon ten (10) days written notice to the other party.

3.                 Compensation. In consideration for the Services to be rendered by Consultant, and in addition to the director compensation already paid to Mr. Rubin for his service as a director, SES shall pay Consultant a retainer of $3,000 per month. With respect to such compensation, Consultant shall be paid in accordance with the customary payroll practices of SES and be subject to such deductions, if any, as are required by applicable law and regulations. Such amounts shall be payable within five (5) business days of the end of each fiscal month. Subject to Consultant complying with the policies of SES regarding the reimbursement of business expenses as in effect from time to time during the term of this Agreement, SES shall reimburse Consultant for reasonable business expenses incurred on behalf of SES from time to time in connection with providing the Services and Consultant shall account to SES for all such expenses. Consultant will notify the CEO or their delegate via e-mail prior to anticipated travel and expense incurrence and secure e-mail authorization from the CEO or other Officer of SES prior to travel and expense commitments.

4.                  Independent Contractor Relationship. Consultant is an independent contractor and is not an officer, employee, servant, agent, partner or joint venturer of SES. While the relationship between SES and Consultant is not an employer/employee relationship, Consultant will nonetheless devote such amount of its time, knowledge and skills to the business of SES as may be required or necessary to complete the Services. In the performance of the Services, Consultant shall not be, and shall not hold itself out to be, an officer, employee, servant, agent, partner or joint venturer of SES and shall have no authority to legally bind SES unless expressly authorized to do so in writing by an authorized executive officer of SES. Consultant warrants that the Services to be provided hereunder will not cause a conflict with any other duties or obligations of Consultant to third parties. Consultant shall not subcontract or assign any of the Services to be performed hereunder without obtaining the prior written consent of SES. Consultant shall be responsible for and agrees to pay when due, all taxes, including but not limited to income tax, self-employment tax, Social Security and withholding taxes on any fees Consultant receives for the Services.

5.                 Inventions.

(a)       All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements, whether or not patentable and whether or not copyrightable (together, “Inventions”) related to the business of SES which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the term of this Agreement or thereafter, if resulting or directly derived from the confidential information of SES, shall constitute “works made for hire” for SES within the meaning of the Copyright Act of 1976, as amended, and shall be the sole and exclusive property of SES. Consultant hereby assigns to SES all Inventions and any and all related patents, copyrights, trademarks, trade names, trade secrets and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of SES as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request, and at the expense, of SES, Consultant shall execute any instruments and do all things reasonably necessary or desirable to fully and completely perfect the rights of SES with respect to any Invention.

(b)       Consultant shall promptly disclose to SES all Inventions and will maintain adequate and current written records of all Inventions, in the form of notes, sketches, drawings and as may be specified by SES.

(c)       Consultant warrants that Consultant has the right to make the assignments made by Consultant hereunder, and further warrants that none of the Inventions will infringe or misappropriate any patent, copyright, trademark, trade secret or other proprietary right of any third party. If notified of a claim that an Invention infringes any patent, copyright, trademark, trade secret or other proprietary right of any third party, Consultant shall indemnify and hold harmless SES and its officers, directors and employees against all costs, damages, losses and expenses (including reasonable attorneys’ fees) arising from such claim. Consultant shall also cooperate reasonably, at the expense of SES, in the defense, settlement or compromise of any such claim.

6.                 Proprietary Information. Consultant acknowledges that the relationship with SES is one of high trust and confidence and that in the course of providing the Services to SES, Consultant will have access to and contact with confidential information of SES. Consultant agrees that it will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for Consultant’s benefit or the benefit of others, any confidential information of SES.

7.                 Indemnification. Consultant will be provided indemnification as contemplated by the bylaws of SES and the Indemnification Agreement entered into between SES and Mr. Rubin dated August 13, 2008.

8.                 SES Policies. Consultant has executed, and agree to comply at all times during the term of this Agreement with, all applicable policies, rules and regulations of SES, including, without limitation, the Foreign Corrupt Practices Act Policy of SES and its Code of Business and Ethical Conduct, as each is in effect from time to time during the term of this Agreement.

9.               Agreement References. All references to “SES” in this Agreement include any entity which owns or controls, is owned or controlled by, or is under common control or ownership with, SES.

10.             Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, or upon delivery by nationally-recognized overnight courier, addressed to the other party at the address shown above (and if to SES, marked to the attention of the CEO), or at such other address or addresses as either party shall designate to the other in accordance with this section.

11.             Entire Agreement; Amendments; Interpretation. This Agreement constitutes the entire agreement between the parties. This Agreement may be amended or modified only by a written instrument executed by both SES and Consultant. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to its provisions governing choice of law.

12.             Application. Consultant acknowledges and agrees that its members, directors, officers, employees, consultants and other representatives shall observe the provisions of this Agreement, and that Consultant shall be liable for any breach of this Agreement by any such persons.

13.             Assignment. SES may not assign any or all of its rights and duties under this Agreement at any time without Consultant’s prior written consent, which will not be unreasonably withheld. Consultant may not assign Consultant’s rights or duties under this Agreement without the prior written consent of SES, which may be withheld in their sole discretion. Otherwise, this Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

14.             Severability. If a provision of this Agreement or its application to any party or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to any party or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.

15.             Counterparts. This Agreement may be executed and delivered (including by facsimile or Portable Document Format (PDF) transmission) in any number of counterparts with the same effect as if all parties hereto had signed the same document. Facsimile and other electronic copies of manually-signed originals shall have the same effect as manually-signed originals and shall be binding on all parties hereto. All counterparts must be construed together to constitute one and the same instrument.

16.             Miscellaneous. The captions used in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SES

SYNTHESIS ENERGY SYSTEMS, INC.

__/s/ DeLome Fair________________________

Delome Fair

President & CEO

CONSULTANT

Henmead Enterprises, Inc.

__/s/ Harry Rubin_________________________

Harry Rubin

Chairman